Exhibit 10.50

AMENDMENT NO. 2

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dated as of October 17, 2006

Reference is made to that certain Amended and Restated Employment Agreement dated as of January 1, 2004, as amended by Amendment No. 1 thereto dated as of December 31, 2004 (the “Agreement”), by and among Enterprise Bancorp, Inc. (the “Company”) and Enterprise Bank and Trust Company (the “Bank” and together with the Company, the “Employers”) and Richard W. Main. (the “Executive”).

WHEREAS, the Employers and the Executive have a mutual desire to clarify certain administrative matters pertaining to the continuing employment of the Executive;

AND WHEREAS, the Executive is willing to continue to be employed with such clarification of administrative matters and any changes in the Executive’s function, duties or responsibilities that may result therefrom, and, in connection therewith, has delivered on the date hereof a written consent to any such changes for purposes of Section 1.7 of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employers and the Executive hereby agree as follows:

Effective as of January 1, 2007 (the “Effective Date”), the Agreement shall be amended, such that Sections 4.1 and 6.2(b) shall be amended as set forth below.

Amendment to Section 4.1.  Section 4.1 shall be amended and restated in its entirety to read as follows:

4.1           Positions and Duties.  During the Term of Employment, the Executive shall be employed and shall serve as President of the Company and President and Chief Lending Officer of the Bank and shall exercise and assume such duties, responsibilities and authorities as are provided in the bylaws of the Employers with respect to holding such offices.  Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would result in the Employers’ or the Executive’s noncompliance with, or any other violation of, any applicable law, regulation, regulatory policy or other regulatory requirement.

Amendment to Section 6.2(b).  In Section 6.2(b), clause (i) of the fourth sentence thereof shall be amended and restated in its entirety to read as follows:

(i) assume the President position of the Company and the President and Chief Lending Officer positions of the Bank or, if another individual is then holding either of such positions and the Executive is not reappointed to both such positions, assume such other position(s) as may be available with the Employers at the same Base Salary as was in effect at the time the Suspension for Disability had commenced and otherwise continue in the employ of the Employers in accordance with the terms of this Agreement or

The Agreement, as amended by this Amendment No. 2 as of the Effective Date, is and shall continue to be in full force and effect and shall not be affected by this Amendment No. 2, except and only to the extent specified above.

IN WITNESS WHEREOF, the undersigned Executive has hereunto set his hand and each of the Employers has caused this Amendment No. 2 to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

ENTERPRISE BANCORP, INC.

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

ENTERPRISE BANK AND TRUST COMPANY

By:	/s/ George L. Duncan
George L. Duncan
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Richard W. Main
Richard W. Main